Exhibit 10.19

June 25, 2020

James C. Smith
Address on file at the Company

Re: Non-Competition Agreement

Dear Jim:

On behalf of the Board of Directors (the “Board”) of Webster Financial Corporation (the “Company”), I want to thank you for your many years of service to the Company, during which you have made immeasurable contributions to the Company, including as Chairman of the Board.

As your service on the Board ended on April 23, 2020, we have determined that it is in the best interests of the Company to ensure that you continue to be bound by a noncompetition restriction as set forth in this letter.

1.Restrictive Covenants.

(a)No Competition or Solicitation of Business. During the period commencing on the date hereof and ending on the fourth anniversary of such date (the “Restricted Period”), you will not, directly or indirectly, for the purpose of providing services or products that are competitive with those provided by the Company and its subsidiaries, (i) become an officer, agent, employee, partner or director of any corporation, partnership or other entity that is a Significant Competitor (as defined below), or otherwise render services to or assist (including as an advisor or principal) or hold an interest in (except as a less than two-percent shareholder of a publicly traded company) any Significant Competitor however, this subsection will not apply in connection with any vehicle or other arrangement for pooled investment managed by you or in association with others, or (ii) solicit the business of (A) any active client or customer of the Company or any of its subsidiaries, or (B) any person or entity who is or was at any time during the six months prior to such solicitation a client or customer of the Company or any of its subsidiaries. The term “Significant Competitor” shall mean (x) any commercial bank, savings bank, savings and loan association, or mortgage banking company, or a holding company affiliate of any of the foregoing which (I) has an office out of which you would be primarily based within forty (40) miles of the Company’s headquarters in Waterbury, Connecticut, or (II) is an institution that has more than $1 billion of deposits in Connecticut, and (y) any corporation, partnership or other entity that engages in (or is formed for the purpose of engaging in) the provision of depository, administrative or other services or products relating to health savings accounts, flexible spending accounts and/or health reimbursement accounts, in the United States (collectively, the “HSA Business”). Notwithstanding the foregoing, it will not be a violation of Section 1(a)(i) for you to be employed by, provide services to or hold an interest in a corporation, partnership or other entity that is not principally engaged in the HSA Business but a portion (less than 50% based on annual revenue determined on a rolling basis during the Restricted Period) of the business of which engages in the HSA Business (and that is not otherwise a Significant Competitor by reason of clause (x) of such definition), if you are not involved with or providing services to, directly or indirectly, or directly invested in, the HSA Business of such entity.

(b)Non-Recruitment of Employees. During the Restricted Period, you will not, without the prior written consent of the Company, directly or indirectly, (i) offer employment (or a consulting, agency, independent contractor or other similar position) to any person who is or was at any time during the six (6) months prior to such offer an employee, representative, officer or director of the Company or any of its subsidiaries or (ii) induce, encourage or solicit any such person to accept employment (or any aforesaid position) with any company or entity with which you are then employed or otherwise affiliated. Further, during the Restricted Period, you will not encourage or induce any employee, representative, officer or director of the Company or any of its subsidiaries to cease their relationship with the Company or any of its subsidiaries for any reason.

(c)Confidential Information. You will continue to hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses, which has been obtained by you during your service to the Company or any of its affiliates and is not public knowledge (other than by acts by you or your representatives in violation of this letter). You will not, without the prior written consent of the Company or as may otherwise be required by law or legal process: (i) communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; or (ii) use to your advantage or to the detriment of the Company any such information, knowledge or data. Notwithstanding any provision of this letter to the contrary, nothing contained herein is intended to, or will be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(d)Return of Property. Except as otherwise agreed by the Company, you agree that you will return to the Company all property, files, and other Company materials in your possession, no later than the date of Cessation Date, and will not retain any copies or duplicates of any such Company property.

(e)Remedies. You acknowledge and agree that the terms of this letter: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its affiliates, (iii) impose no undue hardship on you and (iv) are not injurious to the public. You further acknowledge and agree that: (A) a breach by you of the provisions herein will cause the Company irreparable harm, which likely cannot be adequately compensated by money damages, and (B) if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s eventual success on the merits. You consent and agree that if you commit any such breach or threaten to commit any breach, the Company will be entitled to temporary, preliminary, and/or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages and the cessation of payment of the Covenant Payment (as defined below).

(f)Enforceability. If any of the provisions of this letter are determined to be wholly or partially unenforceable, you hereby agree that this letter or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law, and in the case when such provision is not capable of being reformed, it will be severed and all remaining provisions of this letter will be enforced. If any of the provisions of this letter are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

2.Consideration. In consideration for, and subject to, your compliance with the covenants set forth in this letter, during the Restricted Period, you will receive a quarterly payment of $37,500.00 in cash (prorated for any partial quarters) (the “Covenant Payment”). The Covenant Payment will be paid in equal quarterly installments in arrears no later than the 15th day after the end of each calendar quarter (or the following business day), with the first such payment to be made no later than July 15th, 2020, which payment will include the prorated amount for the period from the date hereof through June 30, 2020. If you breach your obligations under this letter, the Company’s obligation to pay the Covenant Payment will cease. If you die prior to the end of the Restricted Period, the Company’s sole obligation to your estate will be in respect of unpaid portions of the Covenant Payment prior to the date of death. You will be responsible for the payment of all applicable taxes applicable to the Covenant Payment. It is the intent of you and the Company that the Covenant Payment will be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and each installment of the Covenant Payment will be treated as a separate payment for purposes of Section 409A of the Code.

3.Assignment; Successors; Termination. This letter is personal to you and without the prior written consent of the Company will not be assignable by you other than by will or the laws of descent and distribution. This letter will inure to the benefit of and be enforceable by your legal representatives. This letter will inure to the benefit of and be binding upon and enforceable by the Company and its successors and assigns. As used in this letter, (i) the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this letter by operation of law, or otherwise, and (ii) “affiliate” will mean any entity controlled by, controlling or under common control with the Company, and will include any predecessor entity, including, without limitation, such entity prior to it becoming an affiliate of the Company, and any successor entity. This letter may be terminated by either you or the Company upon thirty (30) days’ advance written notice to the other party, in which case, the Company’s obligation to pay the Covenant Payment, and your obligation to comply with the covenants under Sections 1(a) and 1(b), in each case, with respect to periods after the effective date of such termination will cease immediately.

4.Miscellaneous. This letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof. This letter will be governed by and construed in accordance with the laws of the State of Connecticut, without reference to principles of conflict of laws. You and the Company irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Connecticut in any action or proceeding brought with respect to or in connection with this letter. This letter may not be amended or modified other than by a written agreement executed by you and the Company.

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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

Very truly yours,

WEBSTER FINANCIAL CORPORATION
By: /s/ William L. Atwell
Name: William L. Atwell
Title: Lead Director

ACKNOWLEDGED AND AGREED:
/s/ James C. Smith
James C. Smith